Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-223044) of Enel Chile S.A and in the related Prospectus of our reports dated April 29,  2020, with respect to the consolidated financial statements of Enel Chile S.A. and subsidiaries, and the effectiveness of internal control over financial reporting of Enel Chile S.A. and subsidiaries, included in this Annual Report (Form 20-F) for the year ended December 31, 2019.

/s/ EY Audit SpA.
EY Audit SpA.

Santiago, Chile
April 29, 2020